CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of North Square Investments Trust regarding the North Square Tactical Growth Fund, North Square Tactical Defensive Fund, and North Square Trilogy Alternative Return Fund, each a series of North Square Investments Trust.

    /s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
January 19, 2021